December 18, 2015
Eric Speron
18101 Von Karmen Ave., Suite 700
Irvine, California 92612

Re:	Member of the Board of Directors of PICO Holdings, Inc.

Dear Eric:
It is my sincere pleasure, on behalf of PICO Holdings, Inc. (“PICO”), to confirm your appointment as a member of the Board of Directors (the “Board”) of PICO, effective as of January 16, 2016.
PICO will reimburse you for reasonable out-of-pocket travel expenses incurred in connection with your attendance at Board meetings, as is PICO’s standard practice for non-employee directors. In addition, PICO will reimburse you for reasonable legal fees and expenses incurred by you in connection with your service as a member of the Board, in an amount not to exceed $25,000 per year.
Other than the reimbursements provided for in the preceding paragraph, you will not receive any compensation from PICO in connection with your service as a member of the Board.
Furthermore, the Board understands that you are affiliated with First Foundation Advisors (“FFA”), an entity that manages and/or beneficially owns shares of Common Stock of PICO. The Board acknowledges that your service on the Board is not contingent upon FFA’s continued management and/or beneficial ownership of shares of Common Stock of PICO, and that FFA’s management and/or investment decisions will continue to be made in accordance with FFA’s fiduciary duties to its clients and investors. For clarity, the foregoing does not derogate from your fiduciary duties as a director of PICO under California law.
Please confirm your understanding of the foregoing by signing and dating this letter below and returning it to us via PDF or facsimile, retaining a copy for your records.
Very truly yours,
/s/ Kristina M. Leslie

Kristina M. Leslie
Chair of the Board
PICO Holdings, Inc.

Accepted and agreed:

/s/ Eric Speron
Eric Speron

Date: 12-18-15